                     RPM INTERNATIONAL INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
                         PER SHARE AND SHARE EQUIVALENTS
                                   (UNAUDITED)

                                                                    EXHIBIT 11.1

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             NINE MONTHS ENDED              THREE MONTHS ENDED
                                                         ------------------------        ------------------------
                                                        FEBRUARY 29,    FEBRUARY 28,   FEBRUARY 29,    FEBRUARY 28,
                                                           2004            2003            2004            2003
                                                         --------        --------        --------        --------
SHARES OUTSTANDING
     FOR COMPUTATION OF BASIC EARNINGS PER
        SHARE OF COMMON STOCK
           WEIGHTED AVERAGE SHARES                        115,687         115,193         115,835         115,583
                                                         --------        --------        --------        --------
           TOTAL SHARES FOR BASIC EARNINGS
                 PER SHARE                                115,687         115,193         115,835         115,583
     FOR COMPUTATION OF DILUTED EARNINGS
        PER SHARE OF COMMON STOCK
           NET ISSUABLE COMMON SHARE EQUIVALENTS              906             829           1,516             538
                                                         --------        --------        --------        --------
           TOTAL SHARES FOR DILUTED EARNINGS
                 PER SHARE                                116,593         116,022         117,351         116,121
                                                         ========        ========        ========        ========
NET INCOME
     NET INCOME APPLICABLE TO SHARES OF COMMON
        STOCK FOR BASIC EARNINGS PER SHARE               $ 88,913        $ 78,696        $  6,018        $  4,883
                                                         --------        --------        --------        --------
     NET INCOME APPLICABLE TO SHARES OF COMMON
        STOCK FOR DILUTED EARNINGS PER SHARE             $ 88,913        $ 78,696        $  6,018        $  4,883
                                                         ========        ========        ========        ========

     BASIC EARNINGS PER SHARE                            $   0.77        $   0.68        $   0.05        $   0.04
                                                         ========        ========        ========        ========

     DILUTED EARNINGS PER SHARE                          $   0.76        $   0.68        $   0.05        $   0.04
                                                         ========        ========        ========        ========

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.